NEWS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200

November 17, 2022	Contact:	Steven F. Nicola	William D. Wilson
		Chief Financial Officer	Senior Director,
		and Secretary	Corporate Development
MATTHEWS INTERNATIONAL REPORTS RESULTS FOR
FOURTH QUARTER AND FISCAL YEAR ENDED SEPTEMBER 30, 2022

4th Quarter Financial Highlights:
•4th quarter consolidated sales were $457.1 million, compared to $438.8 million last year
•On a constant currency basis, 4th quarter sales grew $41.8 million, or 9.5%, from a year ago
•Adjusted EBITDA in fiscal 2022 4th quarter also higher than a year ago
•Energy storage solutions business generates significant growth in 4th quarter

Fiscal 2022 Financial Highlights:
•Fiscal 2022 sales were $1.76 billion, exceeding prior year by $91.4 million, or 5.5%
•On a constant currency basis, fiscal 2022 sales grew $147.7 million, or 8.8%, over last year
•Webcast: Friday, November 18, 2022, 9:00 a.m., (201) 689-8471

PITTSBURGH, PA, NOVEMBER 17, 2022 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for the quarter and fiscal year ended September 30, 2022.

In discussing the Company’s operating results, Joseph C. Bartolacci, President and Chief Executive Officer, stated: “I am pleased with our operating results for the fourth quarter and fiscal year ended September 30, 2022. We generated growth in consolidated sales and adjusted EBITDA compared with the fourth quarter a year ago despite continuing significant headwinds in our European markets, and the related impact on currency rates. As reported, consolidated sales for the current quarter were $457.1 million, compared to $438.8 million last year. On a constant currency basis, fiscal 2022 fourth quarter sales were $41.8 million, or 9.5%, higher than a year ago. This growth primarily reflected higher sales for our Industrial Technologies and Memorialization segments.

“For the Industrial Technologies segment, our energy storage solutions business performed very well for the fiscal 2022 fourth quarter, completing another year of strong sales growth. We continue to make great progress in this business as interest in our energy storage solutions remains very high and significant incoming orders are expected. In addition, the acquisitions of Olbrich GmbH and R+S Automotive GmbH contributed to the sales increase. The integrations of these acquisitions are progressing well.

“The product identification and warehouse automation solutions businesses within this segment also reported a solid finish to the fiscal year. As a result, both businesses generated another year of sales growth for the fiscal year ended September 30, 2022. In addition, these businesses finished the fiscal year with very good order backlogs which bodes well for fiscal 2023.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2022

November 17, 2022
“The Memorialization segment again delivered a quarter of year-over-year sales growth. Despite a decline in COVID-related deaths, sales volumes for cemetery products and U.S. cremation-related products for the current quarter were higher than a year ago. Additionally, recent pricing actions taken to mitigate commodity and other inflation cost pressures contributed to the segment’s sales increase.

“In addition, although reported sales for the SGK Brand Solutions segment for the current quarter were $12.7 million lower than a year ago, the segment generated modest sales growth on a constant currency basis. Changes in currency rates had an unfavorable impact of $14.5 million on sales for this segment, compared to last year. Accordingly, on a constant currency basis, the SGK Brand Solutions segment generated sales growth of $1.8 million for the current quarter compared to a year ago.

“We generated significant operating cash flow again for the current quarter and fiscal year. Further, during the current quarter, we modestly reduced our consolidated net debt level despite funding the recent acquisitions. Our balance sheet continues to remain strong.

“Lastly, as a result primarily of the impact of European market conditions on recent operating results, we recorded a non-cash goodwill impairment charge of $82.5 million for the SGK Brand Solutions segment. Importantly, in response to these ongoing conditions, we have initiated cost reduction actions for this segment, particularly in Europe, to better align its cost structure with current sales run rates. Charges in connection with these actions were recorded in the fiscal 2022 fourth quarter (as identified in our non-GAAP reconciliations) and may continue into the first part of fiscal 2023. We fully expect these actions will enable a stronger business and related margin profile as market conditions improve.”

Fourth Quarter Fiscal 2022 Consolidated Results (Unaudited)

($ in millions, except per share data)	Q4 FY2022	Q4 FY2021	Change	% Change
Sales	$457.1	$438.8	$18.3	4.2%
Net loss attributable to Matthews	$(81.0)	$(3.7)	$(77.3)	NM
Diluted loss earnings per share	$(2.63)	$(0.12)	$(2.51)	NM
Non-GAAP adjusted net income	$25.6	$25.2	$0.4	1.6%
Non-GAAP adjusted EPS	$0.82	$0.80	$0.02	2.5%
Adjusted EBITDA	$55.9	$52.0	$3.9	7.5%
NM: Not meaningful
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures. Organic sales represent changes in sales excluding the impact of acquisitions, divestitures, and changes in foreign currency exchange rates.

Consolidated sales for the fiscal 2022 fourth quarter were $457.1 million, compared to $438.8 million for the fiscal 2021 fourth quarter, representing an increase of $18.3 million. The increase primarily reflected sales growth in the Industrial Technologies and Memorialization segments, and the impact of the recent acquisitions of Olbrich GmbH and R+S Automotive GmbH. These increases were partially offset by lower reported sales in the SGK Brand Solutions segment, which was significantly impacted by unfavorable currency rate changes.

Net loss attributable to the Company for the quarter ended September 30, 2022 was $81.0 million, or $2.63 per share, compared to $3.7 million, or $0.12 per share, for the same quarter last year. The loss for the current quarter reflected a goodwill impairment charge of $82.5 million ($2.59 per share) and charges in connection with cost reduction initiatives in the SGK Brand Solutions segment.

Adjusted EBITDA (net income before interest expense, income taxes, depreciation and amortization, and other adjustments) for the fiscal 2022 fourth quarter was $55.9 million, compared to $52.0 million a year ago. On a non-GAAP adjusted basis, earnings for the fiscal 2022 fourth quarter were $0.82 per share, compared to $0.80 per share a year ago. Higher adjusted EBITDA was partially offset by increased

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2022

November 17, 2022
interest expense for the current quarter, primarily reflecting the higher interest rate environment. See reconciliations of adjusted EBITDA and non-GAAP adjusted earnings per share below.

Fiscal 2022 Consolidated Results (Unaudited)

($ in millions, except per share data)	YTD FY2022	YTD FY2021	Change	% Change
Sales	$1,762.4	$1,671.0	$91.4	5.5%
Net (loss) income attributable to Matthews	$(99.8)	$2.9	$(102.7)	NM
Diluted (loss) earnings per share	$(3.18)	$0.09	$(3.27)	NM
Non-GAAP adjusted net income	$90.4	$104.9	$(14.5)	(13.8)%
Non-GAAP adjusted EPS	$2.88	$3.28	$(0.40)	(12.2)%
Adjusted EBITDA	$210.4	$227.8	$(17.4)	(7.6)%
NM: Not meaningful
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures. Organic sales represent changes in sales excluding the impact of acquisitions, divestitures, and changes in foreign currency exchange rates.

Consolidated sales for the year ended September 30, 2022 were $1.76 billion, compared to $1.67 billion a year ago, representing an increase of $91.4 million from the prior year. The increase for fiscal 2022 reflected higher sales in both the Industrial Technologies and Memorialization segments. Changes in foreign currency exchange rates were estimated to have an unfavorable impact of $56.3 million on fiscal 2022 sales compared to the prior year.

Net loss attributable to the Company for the year ended September 30, 2022 was $99.8 million ($3.18 per share), compared to income of $2.9 million ($0.09 per share) for fiscal 2021. The current year loss primarily reflected the fourth quarter goodwill impairment and charges in connection with cost reduction initiatives in the SGK Brand Solutions segment. The loss for the current year also included charges from the settlement of the Company’s principal defined benefit pension plan in the fiscal 2022 first quarter and asset write-downs related to the Russia-Ukraine conflict in the fiscal 2022 second quarter.

On a non-GAAP adjusted basis, earnings for the year ended September 30, 2022 were $2.88 per share, compared to $3.28 per share last year. Adjusted EBITDA for the year ended September 30, 2022 was $210.4 million, compared to $227.8 million a year ago. The impact of higher consolidated sales was offset by significant material cost increases, higher labor and freight costs, and other inflation-related cost increases. See reconciliations of adjusted EBITDA and non-GAAP adjusted earnings per share below.

Outlook

Mr. Bartolacci further stated: “As we look forward into fiscal 2023, we are currently projecting another year of consolidated sales growth. Order rates for our Industrial Technologies segment, particularly energy storage solutions, support our confidence in the continued growth of this segment next fiscal year. We also expect the recent acquisitions of Olbrich GmbH and R+S Automotive GmbH to significantly contribute to the segment’s fiscal 2023 sales. Based on these expectations and considering the increasing interest across our entire energy storage solutions portfolio, it's possible annual sales for the Industrial Technologies segment could approach $500 million in fiscal 2023.

“For our Memorialization segment, we expect death rates to continue to normalize into fiscal 2023. We also expect the comparability challenges on unit volumes (primarily through the first three quarters of fiscal 2023) to be partially mitigated by recent pricing actions as well as growth in our cremation-related sales. Further, despite the ongoing challenges in our European markets, we are currently projecting improved performance for our SGK Brand Solutions segment resulting from their recent cost reduction initiatives. However, we expect currency rates to continue to impact year-over-year comparability.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2022

November 17, 2022
“Accordingly, based on these considerations, we currently project consolidated adjusted EBITDA to be in the range of $215 million to $235 million for fiscal 2023. We remain cautious in our outlook as our results will be influenced by the timing of projects and current economic conditions, particularly in Europe and its impact on currency rates.”

Webcast

The Company will host a conference call and webcast on Friday, November 18, 2022 at 9:00 a.m. Eastern Time to review its financial and operating results and discuss its corporate strategies and outlook. A question-and-answer session will follow. The conference call can be accessed by calling (201) 689-8471. The audio webcast can be monitored at www.matw.com. As soon as available after the call, a transcript of the call will be posted in the Investor Relations section of the Company’s website at www.matw.com.

About Matthews International Corporation

Matthews International Corporation is a global provider of memorialization products, industrial technologies, and brand solutions. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets, cremation-related products, and cremation and incineration equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment designs, manufactures, services and distributes high-tech custom energy storage solutions, product identification, and warehouse automation technologies and solutions. The SGK Brand Solutions segment is a leading provider of packaging solutions and brand experiences, helping companies simplify their marketing, amplify their brands and provide value. The Company has approximately 12,000 employees in more than 30 countries on six continents that are committed to delivering the highest quality products and services.

Forward-looking Information

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include changes in domestic or international economic conditions, changes in foreign currency exchange rates, changes in interest rates, changes in the cost of materials used in the manufacture of the Company's products, changes in mortality and cremation rates, changes in product demand or pricing as a result of consolidation in the industries in which the Company operates, or other factors such as supply chain disruptions, labor shortages or labor cost increases, changes in product demand or pricing as a result of domestic or international competitive pressures, ability to achieve cost-reduction objectives, unknown risks in connection with the Company's acquisitions, cybersecurity concerns, effectiveness of the Company's internal controls, compliance with domestic and foreign laws and regulations, technological factors beyond the Company's control, impact of pandemics or similar outbreaks, or other disruptions to our industries, customers, or supply chains, the impact of global conflicts, such as the current war between Russia and Ukraine, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2022

November 17, 2022
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,			Year Ended September 30,
	2022	2021	% Change	2022	2021	% Change
Sales	$457,127	$438,839	4.2%	$1,762,403	$1,671,030	5.5%
Cost of sales	(311,870)	(300,774)	3.7%	(1,240,125)	(1,129,198)	9.8%
Gross profit	145,257	138,065	5.2%	522,278	541,832	(3.6)%
Gross margin	31.8%	31.5%		29.6%	32.4%

Selling and administrative expenses	(124,067)	(107,605)	15.3%	(426,677)	(415,565)	2.7%
Intangible amortization	(11,781)	(23,043)	(48.9)%	(57,084)	(84,233)	(32.2)%
Goodwill write-downs	(82,454)	—	100.0%	(82,454)	—	100.0%
Operating (loss) profit	(73,045)	7,417	NM	(43,937)	42,034	(204.5)%
Operating margin	(16.0)%	1.7%		(2.5)%	2.5%

Interest and other, net	(9,992)	(7,337)	36.2%	(60,282)	(32,801)	83.8%
Income (loss) before income taxes	(83,037)	80	NM	(104,219)	9,233	NM
Income taxes	2,080	(3,748)	(155.5)%	4,391	(6,375)	(168.9)%
Net (loss) income	(80,957)	(3,668)	NM	(99,828)	2,858	NM
Non-controlling interests	(2)	(8)	(75.0)%	54	52	3.8%
Net (loss) income attributable to Matthews	$(80,959)	$(3,676)	NM	$(99,774)	$2,910	NM

(Loss) earnings per share -- diluted	$(2.63)	$(0.12)	NM	$(3.18)	$0.09	NM

Earnings per share -- non-GAAP(1)	$0.82	$0.80	2.5%	$2.88	$3.28	(12.2)%

Dividends declared per share	$0.22	$0.215	2.3%	$0.88	$0.86	2.3%

Diluted shares	30,825	31,708		31,367	31,987
(1) See reconciliation of non-GAAP financial information provided in tables at the end of this release
NM: Not meaningful

SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended September 30,		Year Ended September 30,
	2022	2021	2022	2021
Sales:
Memorialization	$206,256	$195,948	$840,124	$769,016
Industrial Technologies	104,595	83,957	335,523	284,495
SGK Brand Solutions	146,276	158,934	586,756	617,519
	$457,127	$438,839	$1,762,403	$1,671,030

Adjusted EBITDA:
Memorialization	$33,445	$33,573	$151,849	$165,653
Industrial Technologies	23,385	11,443	56,762	34,889
SGK Brand Solutions	16,698	24,213	60,120	91,435
Corporate and Non-Operating	(17,667)	(17,197)	(58,323)	(64,227)
Total Adjusted EBITDA(1)	$55,861	$52,032	$210,408	$227,750

(1) See reconciliation of non-GAAP financial information provided in tables at the end of this release
(2) Effective in the first quarter of fiscal 2022, the Company transferred its surfaces and engineered products businesses from the SGK Brand Solutions segment to the Industrial Technologies segment. This business segment change is consistent with internal management structure and reporting changes effective for fiscal 2022. Prior periods were revised to reflect retrospective application of this segment realignment.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2022

November 17, 2022
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (Unaudited)
(In thousands)

	September 30, 2022	September 30, 2021
ASSETS
Cash and cash equivalents	$69,016	$49,176
Accounts receivable, net	221,015	309,818
Inventories, net	225,440	189,088
Other current assets	113,145	76,083
Total current assets	628,616	624,165
Property, plant and equipment, net	256,065	223,707
Goodwill	675,421	773,787
Other intangible assets, net	202,154	261,542
Other long-term assets	120,515	148,877
Total assets	$1,882,771	$2,032,078

LIABILITIES
Long-term debt, current maturities	$3,277	$4,624
Other current liabilities	408,098	349,601
Total current liabilities	411,375	354,225
Long-term debt	795,291	759,086
Other long-term liabilities	189,029	282,364
Total liabilities	1,395,695	1,395,675

SHAREHOLDERS' EQUITY
Total shareholders' equity	487,076	636,403
Total liabilities and shareholders' equity	$1,882,771	$2,032,078

CONDENSED CONSOLIDATED CASH FLOWS INFORMATION (Unaudited)
(In thousands)

	Year Ended September 30,
	2022	2021

Cash flows from operating activities:
Net (loss) income	$(99,828)	$2,858
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	104,056	133,512
Changes in working capital items	29,590	12,982
Goodwill write-downs	82,454	—
Other operating activities	10,588	13,459
Net cash provided by operating activities	126,860	162,811

Cash flows from investing activities:
Capital expenditures	(61,321)	(34,313)
Acquisitions, net of cash acquired	(44,469)	(15,623)
Other investing activities	24,938	36,943
Net cash used in investing activities	(80,852)	(12,993)

Cash flows from financing activities:
Net proceeds (payments) from long-term debt	35,688	(76,767)
Purchases of treasury stock	(41,717)	(11,858)
Dividends	(27,685)	(27,704)
Other financing activities	(3,499)	(6,523)
Net cash used in financing activities	(37,213)	(122,852)

Effect of exchange rate changes on cash	(5,724)	43

Net change in cash, cash equivalents and restricted cash	$3,071	$27,009

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2022

November 17, 2022
Reconciliations of Non-GAAP Financial Measures

Included in this report are measures of financial performance that are not defined by GAAP, including, without limitation, constant currency sales, adjusted EBITDA, adjusted net income and EPS, net debt and net debt leverage ratio. The Company defines net debt leverage ratio as outstanding debt (net of cash) relative to adjusted EBITDA. The Company uses non-GAAP financial measures to assist in comparing its performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect the Company’s core operations including acquisition costs, ERP integration costs, strategic initiative and other charges (which includes non-recurring charges related to operational initiatives and exit activities), stock-based compensation and the non-service portion of pension and postretirement expense. Constant currency sales removes the impact of changes due to foreign exchange. To calculate sales on a constant currency basis, sales for periods in the current fiscal year are translated into U.S. dollars using exchange rates applicable to the comparable periods of the prior fiscal year. Management believes that presenting non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items that management believes do not directly reflect the Company's core operations, (ii) permits investors to view performance using the same tools that management uses to budget, forecast, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company's calculations of its non-GAAP financial measures, however, may not be comparable to similarly titled measures reported by other companies. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provided herein, provide investors with an additional understanding of the factors and trends affecting the Company’s business that could not be obtained absent these disclosures.

CONSTANT CURRENCY SALES RECONCILIATION (Unaudited)
(In thousands)

	Memorialization	Industrial Technologies	SGK Brand Solutions	Consolidated
Reported sales for the quarter ended September 30, 2022	$206,256	$104,595	$146,276	$457,127
Unfavorable impact of changes in foreign currency exchange rates	1,816	7,218	14,516	23,550
Constant currency sales for the quarter ended September 30, 2022	$208,072	$111,813	$160,792	$480,677

Reported sales for the year ended September 30, 2022	$840,124	$335,523	$586,756	$1,762,403
Unfavorable impact of changes in foreign currency exchange rates	4,572	16,893	34,840	56,305
Constant currency sales for the year ended September 30, 2022	$844,696	$352,416	$621,596	$1,818,708

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2022

November 17, 2022
ADJUSTED EBITDA RECONCILIATION (Unaudited)
(In thousands)

	Three Months Ended September 30,		Year Ended September 30,
	2022	2021	2022	2021
Net (loss) income	$(80,957)	$(3,668)	$(99,828)	$2,858
Income tax (benefit) provision	(2,080)	3,748	(4,391)	6,375
(Loss) income before income taxes	$(83,037)	$80	(104,219)	9,233
Net (gain) loss attributable to noncontrolling interests	(2)	(8)	54	52
Interest expense	8,299	6,975	27,725	28,684
Depreciation and amortization *	23,893	35,593	104,056	133,512
Receivables Purchase Agreement ("RPA") financing fees (1)	1,046	—	1,046	—
Strategic initiatives and other charges (2)**	19,568	6,041	37,431	29,539
Non-recurring / incremental COVID-19 costs (3)***	781	623	2,985	5,312
Defined benefit plan termination related items (4)	(713)	—	(429)	—
Asset write-downs, net (5)	33	—	10,050	—
Goodwill write-downs (6)	82,454	—	82,454	—
Stock-based compensation	3,304	2,621	17,432	15,581
Non-service pension and postretirement expense (7)	235	107	31,823	5,837
Total Adjusted EBITDA	$55,861	$52,032	$210,408	$227,750
Adjusted EBITDA margin	12.2%	11.9%	11.9%	13.6%

(1) Represents fees for receivables sold under the Company's RPA agreement.
(2) Includes certain non-recurring items associated with recent acquisition activities, costs associated with global ERP system integration efforts, certain non-recurring costs associated with productivity and cost-reduction initiatives intended to result in improved operating performance, profitability and working capital levels, and exchange losses associated with highly inflationary accounting.

(3) Includes certain non-recurring direct incremental costs (such as costs for purchases of computer peripherals and devices to facilitate working-from-home, additional personal protective equipment and cleaning supplies and services, etc.) incurred in response to COVID-19. This amount does not include the impact of any lost sales or underutilization due to COVID-19.

(4) Represents items associated with the termination of the Company's DB Plan, supplemental retirement plan and the defined benefit portion of the officers retirement restoration plan.
(5) Represents asset write-downs, net of recoveries within the SGK Brand Solutions segment.
(6) Represents goodwill write-downs within the SGK Brand Solutions segment.
(7) Non-service pension and postretirement expense includes interest cost, expected return on plan assets, amortization of actuarial gains and losses, curtailment gains and losses, and settlement gains and losses. These benefit cost components are excluded from adjusted EBITDA since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. Curtailment gains and losses and settlement gains and losses are excluded from adjusted EBITDA since they generally result from certain non-recurring events, such as plan amendments to modify future benefits or settlements of plan obligations. The service cost and prior service cost components of pension and postretirement expense are included in the calculation of adjusted EBITDA, since they are considered to be a better reflection of the ongoing service-related costs of providing these benefits. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

* Depreciation and amortization was $5,780 and $6,027 for the Memorialization segment, $3,744 and $2,978 for the Industrial Technologies segment, $13,054 and $25,173 for the SGK Brand Solutions segment, and $1,315 and $1,415 for Corporate and Non-Operating, for the three months ended September 30, 2022 and 2021, respectively. Depreciation and amortization was $23,228 and $23,043 for the Memorialization segment, $11,387 and $11,427 for the Industrial Technologies segment, $64,173 and $93,665 for the SGK Brand Solutions segment, and $5,268 and $5,377 for Corporate and Non-Operating, for the fiscal years ended September 30, 2022 and 2021, respectively.
** Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $1,428 and $644 for the Memorialization segment, $4,255 and $360 for the Industrial Technologies segment, $11,685 and $1,853 for the SGK Brand Solutions segment, and $2,200 and $3,184 for Corporate and Non-Operating, for the three months ended September 30, 2022 and 2021, respectively. Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $3,517 and $1,923 for the Memorialization segment, $5,631 and $4,026 for the Industrial Technologies segment, $19,359 and $12,323 for the SGK Brand Solutions segment, and $8,924 and $11,267 for Corporate and Non-Operating, for the fiscal years ended September 30, 2022 and 2021, respectively.
*** Non-recurring/incremental COVID-19 costs were $46 and $423 for the Memorialization segment and $735 and $195 for the SGK Brand Solutions segment, for the three months ended September 30, 2022 and 2021, respectively. Non-recurring/incremental COVID-19 costs were $2 for the Industrial Technologies segment, and $3 for Corporate and Non-Operating, for the three months ended September 30, 2021. Non-recurring/incremental COVID-19 costs were $1,314 and $3,646 for the Memorialization segment, $6 and $38 for the Industrial Technologies segment, $1,199 and $1,539 for the SGK Brand Solutions segment, and $466 and $89 for Corporate and Non-Operating, for the fiscal years ended September 30, 2022 and 2021, respectively.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2022

November 17, 2022
ADJUSTED NET INCOME AND EPS RECONCILIATION (Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,				Year Ended September 30,
	2022		2021		2022		2021
		per share		per share		per share		per share
Net (loss) income attributable to Matthews	$(80,959)	$(2.63)	$(3,676)	$(0.12)	$(99,774)	$(3.18)	$2,910	$0.09
RPA financing fees (1)	785	0.03	—	—	785	0.03	—	—
Strategic initiatives and other charges (2)	17,165	0.55	5,146	0.17	30,828	0.99	25,237	0.79
Non-recurring / incremental COVID-19 costs (3)	595	0.02	547	0.02	2,271	0.07	4,106	0.13
Defined benefit plan termination related items (4)	(537)	(0.02)	—	—	(182)	(0.01)	—	—
Asset write-downs, net (5)	38	—	—	—	9,993	0.32	—	—
Goodwill write-downs (6) *	79,762	2.59	—	—	79,762	2.54	—	—
Non-service pension and postretirement expense (7)	50	—	156	0.01	23,867	0.76	4,395	0.14
Intangible amortization expense	8,655	0.28	18,147	0.57	42,813	1.36	63,428	1.98
Tax-related (8)	—	—	4,837	0.15	—	—	4,837	0.15
Adjusted net income	$25,554	$0.82	$25,157	$0.80	$90,363	$2.88	$104,913	$3.28

Note: Adjustments to net income for non-GAAP reconciling items were calculated using an income tax rate of 7.5% and 21.2%, for the three months ended September 30, 2022 and 2021, respectively, and 14.5% and 24.7% for the fiscal year ended September 30, 2022 and 2021, respectively.
(1) Represents fees for receivables sold under the Company's RPA agreement.
(2) Includes certain non-recurring items associated with recent acquisition activities, costs associated with global ERP system integration efforts, certain non-recurring costs associated with productivity and cost-reduction initiatives intended to result in improved operating performance, profitability and working capital levels, and exchange losses associated with highly inflationary accounting.

(3) Includes certain non-recurring direct incremental costs (such as costs for purchases of computer peripherals and devices to facilitate working-from-home, additional personal protective equipment and cleaning supplies and services, etc.) incurred in response to COVID-19. This amount does not include the impact of any lost sales or underutilization due to COVID-19.

(4) Represents items associated with the termination of the Company's DB Plan, supplemental retirement plan and the defined benefit portion of the officers retirement restoration plan.
(5) Represents asset write-downs, net of recoveries within the SGK Brand Solutions segment.
(6) Represents goodwill write-downs within the SGK Brand Solutions segment.
(7) Non-service pension and postretirement expense includes interest cost, expected return on plan assets, amortization of actuarial gains and losses, curtailment gains and losses, and settlement gains and losses. These benefit cost components are excluded from adjusted EBITDA since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. Curtailment gains and losses and settlement gains and losses are excluded from adjusted EBITDA since they generally result from certain non-recurring events, such as plan amendments to modify future benefits or settlements of plan obligations. The service cost and prior service cost components of pension and postretirement expense are included in the calculation of adjusted EBITDA, since they are considered to be a better reflection of the ongoing service-related costs of providing these benefits. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

(8) Fiscal 2021 balance represents tax-related items incurred in connection with the termination of the Company's Supplemental Retirement Plan.
* Per share amounts based on the diluted shares for each respective period.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2022

November 17, 2022
NET DEBT RECONCILIATION (Unaudited)
(In thousands)

	September 30, 2022	September 30, 2021

Long-term debt, current maturities	$3,277	$4,624
Long-term debt	795,291	759,086
Total long-term debt	798,568	763,710

Less: Cash and cash equivalents	(69,016)	(49,176)

Net Debt	$729,552	$714,534

Adjusted EBITDA	$210,408	$227,750

Net Debt Leverage Ratio	3.5	3.1

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